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                                                                     Exhibit 9.2


                                VOTING AGREEMENT


     This Voting Agreement dated as of November 11, 2000, (this "Agreement") and amended January 19, 2001, is made by and between Elektryon, a Nevada corporation (the "Company"), and Edwin Wheeler ("Wheeler").

     WHEREAS, the underwriters of the Company's proposed IPO (as defined below) have requested that, in order to facilitate the IPO, Wheeler transfer all of his shares of Common Stock (as defined below) to a blind voting trust; and

     WHEREAS, Wheeler is willing to transfer his shares of Common Stock to blind voting trust created hereby on the terms and conditions set forth herein, and to so restrict his right to vote his stock to so facilitate the IPO.

     IT IS THEREFORE AGREED between the Company and Wheeler that the purpose of this Voting Agreement is to restrict the right of Wheeler to vote his stock, and not to limit, diminish, or curtail in any way Wheeler's right to sell, transfer, hypothecate or encumber his stock, and that therefore, the parties agree that this Voting Agreement does not effect Wheeler's right to sell, transfer, hypothecated, and/or encumber his stock, but only places restrictions on how this stock may be voted, and then only according to the terms of this Voting Agreement, and

     NOW, THEREFORE, in consideration for the foregoing premises and the agreements and undertakings hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     For purposed of this Agreement, the following terms shall have the following respective meanings:

An "Affiliate" of any Person, or a Person "Affiliated With" a specific Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.

An "Associate" of any Person shall mean (1) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 5% or more of any class or series of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial (under all circumstances an interest of 5% or greater will be deemed substantial) interest or as to which such Person serves as trustee, executor, nominee,

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administrator, conservator, attorney-in-fact or in a similar fiduciary capacity or (3) any member of such Person's Immediate Family who resides in such Person's home.


A person shall be deemed the "beneficial owner" of, and shall be deemed to "beneficial own" and to have "beneficial ownership" of:

     (i) any securities that such Person or any of such Person's Affiliates or Associates, or any member of any 13D Group of which such Person or any Affiliate or Associate of such Person is a member, "beneficially owns" within the meaning of Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement; and

     (ii) any securities (the "underlying securities") that such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time, with or without the provision of notice) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of any rights, puts, calls, warrants or options or otherwise (it being understood that such Personal shall also be deemed to be the beneficial owner of any securities convertible into or exchangeable or exercisable for any underlying or derivative securities).

"Board" shall mean the Board of Directors of the Company.

"Commission" shall mean the Securities and Exchange Commission.

"Common Stock" shall mean the common stock, $.001 par value, of the Company and all securities of the Company into which such common stock hereafter may be reconstituted or recapitalized.

"Control" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, as in effect on the date of this Agreement.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute, as in effect on the date in question, unless otherwise specifically provided.

"Immediate Family" shall mean, with respect to any Person, a Person's spouse, parents, children, siblings, grandchildren, mother-in-law, father-in-law, brothers-in-law, sisters-in-law, daughters-in-law or sons-in-law, who reside in such Person's home.

"Independent Director" shall mean a member of the Board who meets the definition of an independent director set forth in Rule 4200 of the Rule of the National Association of Securities Dealers, Inc.

"IPO" shall mean the initial public offering of the Common Stock.



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"Person" shall mean any individual, firm, corporation, partnership, limited partnership, charitable organization, limited liability company, trust, joint venture, estate, association, public or governmental authority or other entity.

"Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statue, as in effect on the date in question, unless otherwise specifically provided.

"13D Group" shall mean any group of Persons formed for the purpose of, directly or indirectly, acquiring, holding, voting or disposing of shares of Common Stock (or any right thereto or interest therein) which would be required under
Section 13(d) of the Exchange Act, and the rules and regulations of the Common Stock (or any securities exercisable or exchangeable for or convertible into the Common Stock) representing more than 5% of the Common Stock then outstanding.

                                   ARTICLE II

                             LEGEND ON CERTIFICATES

     All shares of Common Stock now or hereafter beneficially owned by Wheeler shall be held in certificated form and shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED NOVEMBER 11, 2000 (THE "VOTING AGREEMENT"), BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. A COPY OF THE VOTING AGREEMENT MAY BE OBTAINED FROM THE COMPANY FREE OF CHARGE. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE AGREES TO COMPLY IN ALL RESPECTS WITH THE REQUIREMENTS OF THE VOTING AGREEMENT.

     Upon any transfer by Wheeler to an unaffiliated third party, the foregoing legend shall be removed.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Section 3.1. REPRESENTATIONS AND WARRANTIES OR WHEELER. Wheeler represents and warrants to the Company that:

     (a)  Wheeler has the legal capacity to execute and deliver this Agreement.

     (b) This Agreement has been duly executed and delivered by Wheeler, is a valid and binding agreement of Wheeler, and is enforceable against Wheeler in accordance with its terms.




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     (c)  The execution, delivery and performance by Wheeler of this Agreement does not and will not violate or conflict with or result in breach of or constitute (with or without notice or lapse of time or both) a default under contract, commitment, agreement, understanding, arrangement or restriction of any kind of which Wheeler is a party or by which he or any of his properties may be bound or subject.

     (d) Wheeler is the record owner of approximately one million (1,000,000) shares of Common Stock of the Company which represent all of the Common Stock owned or record or beneficially by Wheeler on the date hereto, no preferred stock, notes, debentures, warrants, options, puts, calls, rights or other securities convertible into or exercisable or exchangeable for shares of capital stock ("Securities") of the Company are owned of record or beneficially by Wheeler.

     (e) All shares of Common Stock beneficially owned by Wheeler shall be in certificated form and under his control or in his possession and bear the legend contained in Section 2.1.

          Section 3.2. REPRESENTATION AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Wheeler that:

     (a) The Company is duly authorized to execute, deliver and perform this Agreement.

     (b) This Agreement has been duly executed by the Company, is a valid and binding agreement of the Company, and is enforceable against the Company in accordance with its terms.

     (c) The execution, delivery and performance by the Company of this Agreement does not and will not violate or conflict with or result in a breach of or constitute (with notice of or lapse of time or both) a default under the Company's Articles of Incorporation, as amended, the Company's Bylaws, as amended, or under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which it or any of its properties may be bound or subject.

                                   ARTICLE IV

                                   COVENANTS

     Section 4.1. GRANT OF IRREVOCABLE PROXY. Wheeler hereby irrevocably grants to and appoints the Independent Directors, and each of them individually, as Wheeler's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Wheeler to vote all Common Stock held of record or owned by beneficially be Wheeler now or at any time in the future, or grant a consent or approval in respect of such Common Stock, and hereby directs his shares be present and voted in accordance with the provisions of Section 4.2. Wheeler intends that the proxy granted hereby shall be coupled with an interest pursuant to this Agreement, and that therefore such proxy shall be irrevocable so long as this Section 4.1 remains in effect pursuant to the terms of this Agreement.

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     To evidence, carry out and effectuate the intent and purposes of this
Section 4.1, no later than 10 business days following the date of this Agreement, Wheeler shall execute and deliver to the Independent Directors a proxy covering the Common Stock held of record and/or beneficially owned by Wheeler in the form of Exhibit A hereto and thereafter, from time to time during the term of this Agreement, including, without limitation upon the (a) merger or reincorporation of the Company or (b) resumption of this Agreement pursuant to
Article V, shall further execute and deliver any and all instruments requested by the Company to confirm the arrangements contemplated by this Section 4.1.

     Section 4.2. VOTING. During the term of this Agreement, for so long as Wheeler beneficially owns any Common Stock, the Independent Directors will take such action as may be required such that:

     (a) all Common Stock beneficially owned by Wheeler and subject to the irrevocable proxy granted pursuant to Section 4.1 is present for quorum purposes, in Person or represented by proxy, at every meeting of the Company's stockholders; and

     (b) all Common Stock beneficially owned by Wheeler and subject to the irrevocable proxy granted pursuant to Section 4.1 is voted at every meeting of the Company's stockholders (or, if applicable, written consent is given), in the same proportion as the votes cast by all stockholders of Common Stock excluding Wheeler and his Affiliates and Associates.

     Section 4.3. REQUIREMENT TO TENDER. Wheeler will take all such action as may be required such that, in connection with any tender offer or exchange offer made for the Common Stock (pursuant to Section 4.1 is voted at every meeting of the Company's stockholders (or if applicable, written consent is given), in the same proportion as the votes cast by all stockholders of Common Stock excluding Wheeler and his Affiliates and Associates.

     Section 4.4. BOARD REGISTRATION. Neither Wheeler nor any of his Associates or Affiliates will be appointed, elected or nominated as an officer or director of the Company or, directly or indirectly whether alone or in concert with others, seek election to, seek the removal of any directors of, or seek a change in the composition or size of, the Board, or otherwise act in any way, directly or indirectly, to Control the Board or otherwise have any involvement in the management of the Company. Wheeler agrees not to designate, appoint, elect or nominate, or to participate in the designation or nomination of, any officers of the Company or directors to the Board.

     Section 4.5. PROXY SOLICITATIONS: Other Actions. Neither Wheeler nor any of his Associates and Affiliates will, directly or indirectly, whether alone or in concert with others:

     (a) make, or in any way participate in, any "solicitation" of proxies" (as such terms are used in regulations 14A promulgated by the Commission under the Exchange Act) or solicitation of written authorizations or consents (within the meaning of Regulation 14C


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       promulgated by the Commission under the Exchange Act) relating to the
       Common Stock or any other Securities of the Company

  (b) call, conduct or in any way consent to or participate in any special meeting (or action by written authorization or consent) of stockholders of the Company;

  (c) request, or take any action to obtain or retain, any list of holders of Common Stock or any Securities of the Company;

  (d) initiate, propose, encourage or participate in the making of any stockholder proposal relating to the Company;

  (e) deposit any Common Stock in a voting trust or subject any Common Stock to any voting agreement or similar agreement or arrangement, including any grant of an irrevocable proxy, other than as contemplated by this Agreement;

  (f) facilitate, encourage, disclose or pursue any intent, purpose, plan or proposal with respect to the Company, the Board, management, policies or affairs of the Company or any of the Company's securities or assets or with respect to this Agreement or any of the parties hereto that is inconsistent with the provision of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require any waiver, amendment, nullification or validation of, any provision of this Agreement, or take any action that could require the Company to make any public disclosure relation to any such intent, purpose, plan, proposal or condition;

  (g) facilitate, encourage, request or seek in any way a waiver, amendment, consent or modification with respect to Section 4.1, 4.2, 4.3, 4.4 or this Section 4.5; or

  (h) assist, advise, facilitate or encourage any Person with respect to, or seeking to do any of the foregoing.

  Section 4.6. Notification as to Certain Matters Wheeler agrees to notify the Company in writing of any change in his record or beneficial ownership of Common Stock arising from acquisition of Common Stock not later than ten business days after such change.

                                   ARTICLE V

                             TERMS OF THE AGREEMENT

  The term of this agreement shall be 25 years commencing on the date of this Agreement. If shares of a publicly traded stock of Elektryon owned beneficially by Wheeler constitute less than 5% of the outstanding Common Stock on a fully diluted basis; this agreement will be null and void.


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     The above paragraph as to term has been modified on January 19, 2001. This change supercedes the paragraph of November 11, 2000 concerning the term of this voting agreement.

                                   ARTICLE VI

                 STOCK REGISTRATION AND SALE RIGHTS OF WHEELER

     The Corporation agrees and warrants that Wheeler's stock subject to this Voting Agreement shall be fully registered at the same time and on the same basis as the other common stock of the Corporation. The Parties hereto recite and agree that this Voting Agreement is intended to operate only to restrict Wheeler's right to vote his stock and is not intended to and shall not operate in any way to restrict, limit or diminish Wheeler's right to sell, encumber, hypothecate, or transfer, with or without consideration, any of Wheeler's stock now owned by him or later acquired by him.

                                  ARTICLE VII

                           PRIOR TRANSFERS BY WHEELER

     This Voting Agreement is not intended to, and shall not apply to any stock formerly owned by Wheeler and transferred to any person or entity prior to the effective date of this Voting Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Entire Agreement Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that the Company may assign this Agreement to any corporation into which the Company is merged. Any attempted assignment or transfer in violation of this Section 7.1 shall be void ab initio and of no effect. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, heirs, successors and assigns.

     Section 8.2 Amendments, Waivers. Neither this Agreement nor any provision hereof may be waived, modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the Company and Wheeler. The waiver by either party of a


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breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach thereof or a waiver of any other provision of this Agreement.

     Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile or overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as he or it shall specify by like notice):


If to Wheeler, to:
Edwin W. Wheeler
PO Box 96507
Las Vegas, Nevada 89193

Facsimile: 702-361-4486
Attention: Bud Wheeler


If to the Company, to:

Elektryon
320 East Interstate 20
Odessa, TX 79766
Facsimile: (915) 332-4449
Attention: Chief Executive Officer

with a copy to:

Mayer, Brown & Platt
190 South LaSalle Street
Facsimile: (312) 701-7711
Attention: John Sagan


     Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any applicable conflicts of law principles of such state.

     Section 8.5 Enforcement. The parties agree that irreparable damage would occur to the Company in the event that any of the provisions of this Agreement were not performed fully in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of the Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to



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any other remedy to which it is entitle at law or in equity, this being in addition to any other remedy to which it is entitled at law or in equity.

     In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

     Section 8.6 Stop Transfer Provision. The company shall enter a stop transfer order with the transfer agent or agents of the Commons Stock against the transfer of shares held by Wheeler except in compliance with the requirements of this Agreement. The Company agrees to remove any stop transfer order with respect to, and to issue unlegended certificates in substitution for, any shares of Common Stock that are no longer subject to the restrictions contained in this Agreement.

     Section 8.7 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the parties.

     Section 8.8 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     Section 8.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

     Section 8.10 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Company shall be entitled to reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which it may be entitled.


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     Section 8.11   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The
representations, warranties, covenants and agreements contained in this Agreement shall survive the executive of this Agreement and any investigation at any time by or on behalf of Wheeler or the Company.

     IN WITNESS WHEREOF, the Company and Wheeler have caused this Agreement to be duly executed as of the day and year first above written.


                                           ELEKTRYON


                                           By: /s/ M.E. HOLMSTROM 1/22/01
                                               --------------------------

                                           Name:  M.E. HOLMSTROM
                                                  -----------------------

                                           Title: PRESIDENT
                                                  -----------------------

                                           /s/ EDWIN W. WHEELER
                                           ------------------------------
                                           EDWIN W. WHEELER



VOTING AGREEMENT


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